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Exhibit 5.1

KAYE SCHOLER LLP

425 Park Avenue New York, New York 10022-3598 212 836-8000 Fax 212 836-8689 www.kayescholer.com

December 27, 2001

Russ Berrie and Company, Inc.
111 Bauer Drive
Oakland, NJ 07436

Ladies and Gentlemen:

    We have acted as counsel to Russ Berrie and Company, Inc., a New Jersey corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement"), filed pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the issuance of interests ("Interests") in the Russ Berrie and Company, Inc. Executive Deferred Compensation Plan (the "Plan"), which represent the unsecured obligations of the Company to pay deferred compensation and other amounts, if any, credited to accounts established under the Plan in the future, all in accordance with the terms of the Plan.

    In that connection, we have reviewed a copy of the Plan, resolutions of the Executive Committee of the Company's Board of Directors and other such documents and records as we have deemed appropriate. In such review, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

    On the basis of such review and having regard to legal considerations which we deem to be relevant, and assuming that the Registration Statement shall have become effective pursuant to the provisions of the Act, it is our opinion that the Interests, when issued in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable, and will be binding obligations of the Company, subject to (a) bankruptcy, reorganization, insolvency, moratorium and other similar laws and court decisions of general application, including, without limitation, statutory or other laws regarding fraudulent or preferential transfers, relating to, limiting or affecting the enforcement of creditor's rights generally, and (b) the effect of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).

    This Opinion Letter is limited to the laws of the State of New York and the Federal securities laws of the United States. We have rendered this opinion as if the Plan were governed by the laws of the State of New York, notwithstanding Section 10.7 thereof. The opinions expressed herein are limited to the matters expressly set forth in this letter, and no statement is implied or may be inferred beyond the matters expressly stated herein.

    We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                      Very truly yours,

                      /s/ Kaye Scholer LLP

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  Exhibit 5.1